United States
                                        Securities and Exchange Commission
                                              Washington, D.C. 20549

                                                  Form 8-K
                                            February 4, 1999
                                            (January 20, 1999)
                                        (Date of Earliest Event Reported)

                                                 ----------------



                                   INDUSTRIAL RUBBER PRODUCTS, INC.
                        (Exact name of registrant as specified in its charter)


     Minnesota              333-46643                       41-1550505
(State or other         Commission file                    (I.R.S. Employer
jurisdiction of                 number                  Identification No.)
incorporation or
organization)

         3804 E. 13th St.
         Hibbing, MN                                   55746
(Address of principal executive offices)             (Zip Code)

         (218) 263-8831
         (Registrant's telephone number, including area code)

                                    Not applicable
                 (Former, name, former address and former fiscal year,
                               if changes since last report)


Item 2. Acquisition or Disposition of Assets.

         On January 20, 1999, Industrial Rubber Products, Inc. ("IRP") through its wholly owned subsidiary, Industrial Rubber Products - Utah, Inc., ("Subsidiary") acquired the physical and certain intangible assets of Sonwill Products, Inc., d/b/a T.J. Products, a Utah corporation ("TJP") relating to the business described below. TJP produces rubber linings, rubber moldings and urethane moldings for the mineral processing, electric power, paper, and aerospace industries. The acquired assets consist of all machinery, equipment, tools, molds, vehicles, furniture and fixtures, supplies, leasehold improvements, and useable inventories of finished goods and raw materials used in TJP's business. Also purchased were certain prepaid expenses, and intangible assets (including the name T.J. Products, trade secrets, customer lists, existing contracts, and similar assets). The assets acquired are being used to continue the business formerly conducted by TJP through the Subsidiary.


The purchase price for the assets acquired was approximately $2,260,000 in cash, consisting of $1,900,000 for the machinery, equipment and intangible assets, approximately $350,000 for inventory and approximately $10,000 for prepaid insurance. The purchase price paid for the machinery and equipment was based upon an appraisal of the assets, the inventory was valued at the lower cost or market, and the prepaid expenses were based upon book value. The balance of the purchase price was allocated to the intangible assets. The source of funds to make the acquisition was from a portion of the proceeds from IRP's Initial Public Offering, which was completed on April 24, 1998. IRP is presently negotiating for bank financing for approximately 50% of the purchase price.

         In connection with the acquisition, IRP also leased the land and buildings previously leased by TJP to operate its business.
The lease is with DGW Enterprises, L.C., a Utah limited liability company a majority of whose member interests is owned by Dean G. Wilson. Mr. Wilson is the owner of all of the stock of TJP. IRP intends to continue to utilize these facilities in essentially the same manner as they have been used in the past. The terms of the ten-year lease are based on market rates. IRP has the right to terminate the lease at any time after four years, upon six months prior written notice. Also, IRP has the option to purchase the land and buildings for $1,100,000 during the first year or at its appraised value thereafter during the term of the lease.

         In connection with the acquisition, the Subsidiary has entered into a three-year employment contract with the owner of TJP, Dean
G. Wilson. Under the terms of the agreement, Mr. Wilson will serve as President and General Manager of the Western Division (including the business of formerly conducted by TJP) and will be elected as a Vice President of IRP. Mr. Wilson's base salary of $120,000 per year, $360,000 total, was advanced to him at the date of closing.
Mr. Wilson's future compensation includes an annual performance bonus and fringe benefits commensurate with other officers of IRP.


         In connection with the acquisition, Dean G. Wilson, the owner of TJP, has entered into a five-year non-competition covenant as part of his employment contract. Under the terms of the non-competition covenant, Mr. Wilson will receive $30,000 each year for a period of five years.

Item 7.           Financial Statements and Exhibits.

         (a) Financial Statements of Business Acquired.

         It is impossible to provide the required financial information at the time of filing this report. The required financial information will be filed by amendment to this Form 8-K not later than April 5, 1999.

         (b) Pro Forma Financial Information.

        It is impractical to provide the required pro forma financial information at the time of filing this report. The required pro forma financial information will be filed by amendment to this Form 8-K not later than April 5, 1999.

         (c)      Exhibits

    Exhibit Number                     Description

    2.1                                Purchase Agreement dated January 20,
                                                     1999.


                                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         INDUSTRIAL RUBBER PRODUCTS, INC.
                                          (Registrant)


Date: February 4, 1999                         /s/ Daniel O. Burkes
                                               ------------------------------
                                                Daniel O. Burkes
                                                Chief Executive Offices.